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                                                                 EXHIBIT 10.10.1


                    FIRST AMENDMENT TO CONSULTING AGREEMENT


     This FIRST AMENDMENT TO CONSULTING AGREEMENT (this "Amendment") is made as of December 21, 1999, by and between VARIFLEX, INC., a Delaware Corporation ("Company"), and RAYMOND H. LOSI, an individual ("Consultant").



                                   RECITALS


     A.   Consulting Agreement.  Consultant and Company are parties to that
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certain Consulting Agreement dated as of November 18, 1997 (the "Consulting
Agreement"), pursuant to which Consultant is retained by the Company to serve as a consultant for a two year term commencing on the date thereof at a salary of $100,000 per year.

     B.   Amendment to Consulting Agreement.  The Board of Directors and
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Compensation Committee of the Company have discussed the valuable contribution
Consultant has provided to the Company and have ratified an amendment to the Consulting Agreement which extends its terms on a month-to-month basis, terminable by either party on sixty (60) days prior written notice, at a fee of $1,000 per month.

NOW, THEREFORE, in consideration of all of the foregoing, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby acknowledge and agree as follows:

     I.   Amendment of Paragraph I (a) - Term and Compensation.  Paragraph I (a)
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of the Consulting Agreement is hereby amended in its entirety to read in full as follows:

     "(a) Consultant will assist the Company in the capacity as an independent consultant by rendering advice and assistance on such matters as the Company may specifically request, including providing advice and assistance with Consultant's past areas of responsibility; provided that Consultant shall not be required to render services for more than twenty (20) hours per month. The initial term of this Agreement shall be two years, commencing on the date of this Agreement and ending on November 18, 1999. Thereafter, the term of this Agreement shall continue through November 30, 1999 and then shall continue on a month-to-month basis, commencing on December 1, 1999, with either Consultant or the Company having the right to terminate this Agreement without cause; provided, however, that in order to terminate this Agreement, either Consultant or the Company, as the case may be, must provide the other with at least sixty (60) days prior written notice of such termination.
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     2.   Amendment of Paragraph I (b) - Term and Compensation.  The first
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sentence of paragraph I(b) of the Consulting Agreement is hereby amended by deleting the words "One Hundred Thousand Dollars ($100,000) per year" after the words "a salary of' and before the word "payable," and replacing them with the words "One Thousand Dollars ($1,000) per month."

     3.   Effect of this Amendment.  Except as amended hereby, the Consulting
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Agreement shall remain in full force and effect.

     4.   Execution in Counterparts and By Facsimile.  This Amendment may be
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executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and same agreement. A facsimile execution copy of this Amendment shall be binding and have the same force and effect as the original. of this Amendment.


COMPANY:

VARIFLEX, INC.,
a Delaware corporation

/s/ Roger M. Wasserman
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By: Roger M. Wasserman
    Chief Financial Officer



CONSULTANT:

/s/ Raymond H. Losi
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By: Raymond H. Losi
    an individual